EXHIBIT 10.3

CONNIED, INC
CONSULTING AGREEMENT

This is an amended and restated Consulting Agreement made as of this 1st day of August, 2010 by and between InoLife Technologies, Inc. (the "Corporation" or "INOL") and Connied, Inc. ("Consultant").

WHEREAS, Corporation and Consultant agreed on the 1St day of August 2010 that the Consultant would render consulting services to the Corporation;

WHEREAS, this Consulting Agreement executed this 25t day of May 2011 memorializes the Agreements made as of August 1, 2010;

WHEREAS, the parties wish to enter into this Agreement based upon the terms and conditions set forth herein;

1.         Services. The Consultant, during the term of this Agreement, shall provide to Corporation the following Services (the "Services"):

(a)   Provide assistance in Corporation's strategic and financial business plan;

(b)   Identify and assist Corporation in the preparation of its annual and periodic reports with SEC and issuance of press releases;

(c)   Assist the Corporation to prepare a list all patents, trademarks, trade names, service marks and copyrights owned or used by the Corporation, all applications therefore and copies thereof, search reports related thereto and information about any liens or other restrictions and agreements on or related thereto (quarterly) as requested by the Corporation;

(d)   Introduce advisors and consultants to assist Corporation in its business and marketing plan;

(e)   Will assist Corporation with review of and preparation of employment contracts, consulting agreements, severance agreements, independent contractor agreements, non-disclosure agreements and non-compete agreements relating to any employees of the Corporation as requested by the Corporation;

(f)   Provide operational support (not to exceed 2 individuals);

(g)  Conduct due diligence with respect to the financial condition of INOL and shall, together with Corporation's management, assist with the preparation of financial forecasts and detailed strategic growth plans;

(h)   Identify investor relations and additional public relations service firms;

(i)   Introduce Corporation to market makers;

(j)    Be available for meetings, conference calls, acquisition reviews and due diligence, negotiations with lenders and prospective investors. Consultant shall be available to respond to inquiries and review marketing information, financing material or any other aspect of the Corporation's capitalization with prospective parties or partners;

(k)   Engage and compensate the accounting activities for all SEC quarterly and annual filings;

(1)   Introduce Corporation to investment bankers, financial institutions andother members of the financial community;

(m)  Identify sources of financing;

(n)   Identify and assist Corporation in mergers and acquisitions; and

(o)   Identify and market products.

Upon request of the Corporation, will provide the Corporation with monthly statements covering the matters and Services provided to the Corporation during the previous 30 day period;

2.         Independent Contractor. Consultant acknowledges and agrees that it shall be an independent contractor and, other than persons specifically employed by the Corporation as contemplated herein, neither the Consultant nor any principal or agent thereof shall be considered an "employee" of the Corporation for any purpose. Consultant shall be responsible for all compensation and costs, if any, payable to third parties for the Services. Consultant shall be solely responsible for the payment of all foreign, federal, state and local sales taxes, use taxes, value added tax, withholding taxes, income tax, unemployment and workers' compensation insurance premiums, and similar taxes and charges of any kind with respect to its compensation and the services provided under this Agreement. The Corporation agrees to notify Consultant in writing (fax or e-mail) prior to communicating directly with sources of funding introduced by Consultant and provide Consultant with a reasonable opportunity to participate in such communications unless Consultant's participation is waived in writing in advance by Consultant. Consultant shall not unreasonably withhold its waiver of participation if there is a legitimate business reason why any such communication between INOL and a source of funding should not include Consultant. INOL and its agents shall make all practicable efforts to keep Consultant informed of normal course corporate communication that would affect the Consultant's performances of services for INOL under this Agreement.

3.         Term. The term of this Agreement shall commence on the date hereof and shall continue until August 1, 2013, unless sooner terminated, as provided herein. Corporation shall have the right to terminate this Agreement upon 30 days prior written notice, except that upon such termination all consideration shall be deemed earned and payable as per the terms of consideration.

4.         Consideration. In consideration for the Services to be provided by Consultant, Consultant shall be issued Fifteen Million (15,000,000) restricted shares of the Corporation's Common Stock per month for each of the first twelve (12) months of this contract. The consideration shall be limited to that number of shares such that the Consultant shall not own or control in excess of 9.9% of the Corporation's outstanding common stock at any time. If at any time the sum of the shares beneficially owned or controlled by the Consultant plus any additional shares issuable under the Agreement exceeds 9.9% of the outstanding shares of the Corporation's common stock, the shares in excess of 9.9% shall not be deemed earned and shall not be issuable under the terms of this Agreement. Prior to the issuance of any shares for Services, the Consultant shall provide the Corporation with an affidavit certifying the number of shares beneficially owned or controlled by the Consultant.

5.         Expenses. The Corporation shall not be responsible for any expenses incurred by the Consultant in connection with the Services and this Agreement.

6.         Non-Exclusive. This Agreement is non-exclusive and Consultant may provide the same or similar services to other corporations. The Corporation may likewise engage other consultants or obtain financing from sources other than those introduced by Consultant, without any obligation to Consultant unless it prevents Consultant from receiving its consideration.

7.         Confidentiality.

(a)  Consultant and Corporation each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Consultant and Corporation shall each require their respective employees, agents, affiliates and others who will have access to the information through Consultant and Corporation respectively, to first enter appropriate non-disclosure agreements requiring the confidentiality contemplated by this Agreement in perpetuity.

(b)  Consultant will not, either during the term of this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Corporation or any of its affiliates in any way acquired or used by Consultant during its engagement hereunder. Confidential information, knowledge or data of the Corporation and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives in accordance with the terms of this Agreement. Furthermore, Consultant shall only use the confidential information in compliance with applicable laws, including but not limited to Regulation FD. The obligations created by this subparagraph shall survive the termination of this Agreement.

8.         Corporation's Representations. Corporation represents and warrants with and to Consultant as follows:

(a)  The Corporation is free to enter into this Agreement and to perform each of its terms and covenants hereunder.

(b)  The Corporation is not restricted nor prohibited, contractually or otherwise, from entering into and performing this Agreement, and the Corporation's execution and performance of this Agreement is not a violation or breach of any other agreements between the Corporation and any other person or entity.

(c)  This Agreement is a legal, valid and binding agreement of the Corporation, enforceable in accordance with its terms.

(d) When issued, the Preferred Stock and the shares of Common Stock to be issued thereunder, shall be duly authorized and validly issued, fully paid and non-assessable, and free and clear of all liens.

9.         Consultant's Representations. Consultant represents and warrants with and to the Corporation as follows:

(a)   Consultant is free to enter into this Agreement and to perform each of its terms and covenants hereunder.

(b)  Consultant is not restricted nor prohibited, contractually or otherwise, from entering into and performing this Agreement, and Consultant's performance of this Agreement, and the receipt of compensation hereunder, is not a violation or breach of any federal, state or local order, law or regulation of any governmental body, or a violation or breach of any agreements between Consultant and any other person or entity.

(c)   This Agreement is a legal, valid and binding agreement of Consultant, enforceable in accordance with its terms and Consultant agrees that the Services provided shall comply with the Federal securities laws and F1NRA rules and regulations.

10.      Indemnification. Consultant agrees to indemnify, defend, and shall hold harmless the Corporation, from and against any and all claims, demands, causes of action, debts or liabilities, including reasonable attorneys' fees (collectively, "Damages"), to the extent that any such Damages are based upon or arise out of (i) a breach of any of the Consultant's representations and warranties contained herein, (ii) the gross negligence or willful misconduct of the Consultant, or (iii) a violation of any federal or state laws by the Consultant.

11.      Severability and Savings Clause. If any one or more of the provisions contained in this Agreement is for any reason (i) objected to, contested or challenged by any court, government authority, agency, department, commission or instrumentality of the United States or any state or political subdivision thereof, or any securities industry self-regulatory organization (collectively, "Governmental Authority"), or (ii) held to be invalid, illegal or unenforceable in any respect, the Parties hereto agree to negotiate in good faith to modify such objected to, contested, challenged, invalid, illegal or unenforceable provision. It is the intention of the Parties that there shall be substituted for such objected to, contested, challenged, invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be acceptable to any objecting Governmental Authority and be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten will be binding, but only in that jurisdiction, on Consultant and the Corporation as if contained in the original Agreement. The invalidity, illegality or unenforceability of any one or more provisions hereof will not affect the validity and enforceability of any other provisions hereof.

12.       Successors; Assignment. This Agreement and the rights and obligations under this Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any rights or benefits under this Agreement may be assigned by either Party to this Agreement without the other Party's prior written consent.

13.       Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as to the subject matter hereof. This Agreement amends and restates in its entirety, the previous consulting agreement entered into by and between the parties. There are no verbal understandings, agreements, representations or warranties that are not expressly set forth herein. This Agreement shall not be changed orally, but only in writing signed by the Parties.

14.       Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York, without resort to the conflict of law principles thereof Any lawsuit brought to enforce or interpret this Agreement must be filed and prosecuted in the state court (or federal court if the requirements of federal jurisdiction are met), as the case may be, sitting in Wake County, North Carolina, and each of the Parties hereby voluntarily submits to the jurisdiction of such court for such purpose and hereby voluntarily waives any defense or objection to the exercise of such jurisdiction by any such court.

15.       Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight carrier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below each Party's name on the signature page hereto, or to such other address as the Party to whom notice is to be given may have furnished to each other Party in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered, (ii) on the first Business Day after dispatch, if sent by nationally recognized overnight courier and (iii) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used in this Agreement, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

16.       Third Party Beneficiary. No person, firm, group or corporation is a third party beneficiary of this Agreement.

17.       Counterparts; Electronic Delivery. This Agreement may be executed in any number of original counterparts, each of which having been so executed and delivered shall be deemed an original and all of which, collectively, shall constitute one agreement; it being understood and agreed that the signature pages may be detached from one or more such counterparts and combined with the signature pages from any other counterparts in order that one or more fully executed originals may be assembled. A copy of an executed counterpart signature page signed by a Party may be delivered by facsimile or other electronic transmission and, upon such delivery, a print out of the transmitted signature of such Party will have the same effect as if a counterpart of this Agreement bearing an original signature of that Party had been delivered to the other Party.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement effective as of the day and year first above written.

CORPORATION:
INOLIFE TECHNOLOGIES, INC.

By:	/s/
Name: Gary S. Berthold
Title: President/CEO
Address: 8601 Six Forks Road . Suite 400, Raleigh, North Carolina,27615

CONSULTANT: CONNIED, INC

By:	/s/
Name : Gray Spaniak
Title : President
Address: 5200 NE 33 rd Ave Ft Lauderdale, FL 33308